EXHIBIT 4.2

SECOND FORBEARANCE AND AMENDMENT AGREEMENT

This Second Forbearance and Amendment Agreement (“Agreement”) is made and entered into this 23rd day of September, 2020, by and between, Hudson Bay Master Fund Ltd (the “Investor”) and Cosmos Holdings Inc., a Nevada corporation with offices located at 141 West Jackson Blvd, Suite 4236, Chicago, Illinois 60604  (the “Company”) (collectively, the “Parties”).

WHEREAS, the Parties refer herein to the following:

(i) that certain Securities Purchase Agreement, dated as of May 15, 2019 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Securities Purchase Agreement”), by and among the Company and the buyers signatory thereto (the “Buyers”), pursuant to which, among other things, the Company sold, and the Investor, in its capacity as a Buyer, purchased (A) that certain Senior Convertible Note, dated May 15, 2019, with an original principal amount of US$1,500,000 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Note”), convertible into shares of Common Stock (as defined in the Securities Purchase Agreement) in accordance therewith;

(ii) that certain Forbearance and Amendment Agreement, dated March 23, 2020, by and between the Company and the Investor (the “First Forbearance Agreement”);

(iii) capitalized terms not defined herein shall have the meaning as set forth in the Note;

(iv) as of the date hereof, the Company is in breach of (x) both the First Forbearance Agreement for failure to repay the Note in full on or prior to September 16, 2020 and (y) Section 4(a)(iv) of the Note for failure to repay the Note in full on or prior to March 15, 2020 (collectively, the “Existing Default”) and, as a result thereof, the Investor has the right to seek various remedies, including without limitation an Event of Default Redemption at the Event of Default Redemption Price, with such Event of Default Redemption Price payable in cash five (5) Business Days after the Investor’s delivery of an Event of Default Redemption Notice to the Company;

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(v) pursuant to the terms of this Agreement, the Investor has agreed (a) to forbear (i) from taking any action with respect to the Existing Default and (ii) from issuing any demand for redemption of the Note on the basis of the Existing Default (collectively, the “Agreed Forbearances”), in each case for a period commencing on the Effective Date (as defined below) and expiring at the earlier of (1) 5:00PM, New York City time on June 16, 2021, (or, if earlier, such date when all amounts outstanding under the Note shall be paid in full or otherwise converted into shares of Common Stock in accordance therewith), and (2) the time of any breach by the Company of any term or provision of this Agreement or the occurrence of any Event of Default that is not an Existing Default (the “Forbearance Expiration Date”), (b) during the Forbearance Period (as defined below) to waive the prepayment premium to any Company Optional Redemption (which, for the avoidance of doubt, will result in the “120%” in Section 8(a) of the Note to be effectively replaced with “100%”) (the “Investor Prepayment Premium Waiver”) and (c) during the Forbearance Period, to waive the repayment, in full, of the Note  (other than the Required Prepayments (as defined below)) prior to June 16, 2021 (which, for the avoidance of doubt, will result in the “March 15, 2020” in the definition of “Maturity Date” in the Note to be effectively replaced with “June 16, 2021”) (the “Maturity Date Partial Waiver”); and

(vi) the Company has also agreed, in consideration for the Investor’s entry into this Agreement, (a) to prepay the Note in accordance with the payment schedule attached hereto as Schedule I (or prior to such required prepayment date pursuant to a Company Optional Redemption but excluding any Subsequent Offering Mandatory Prepayments) (the “Scheduled Required Prepayments”), and (b) from and after the date hereof, if the Company consummates any Subsequent Placement (as defined in the Securities Purchase Agreement) of equity securities or otherwise incurs any indebtedness with a term of over one year (other than (x) equity investments or loans from holders of at least 10% of the Common Stock of the Company or any officers or directors of the Company including those on the Company’s current Advisory Board (as of the date of this Agreement), and (y) factoring and other purchase order indebtedness), in either case, at any time the Note remains outstanding, the Company shall be deemed to have elected to effect a Company Optional Redemption on the date of consummation of such Subsequent Placement or other issuance with a Company Optional Redemption Amount equal to 50% of the gross proceeds (less reasonable expenses of counsel and any investment bank) thereof (each, a “Subsequent Offering Mandatory Prepayment”, and together with each Scheduled Required Prepayments, collectively, the “Required Prepayments”.  All Required Prepayments shall be consummated in accordance with Section 8 of the Note (after giving effect to the Investor Prepayment Premium Waiver), except with respect to Scheduled Required Prepayments each of which shall have a Company Optional Redemption Date determined in accordance with Schedule I attached hereto.

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NOW, THEREFORE, in consideration of the promises, mutual covenants, understandings and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by all parties, the parties do hereby agree as follows:

1. Forbearance. Effective upon the Effective Date (as defined below) until the Forbearance Expiration Date (such date from the Effective Date through the Forbearance Expiration Date, the “Forbearance Period”), the Investor agrees to the Agreed Forbearances.

2. Investor Waivers during Forbearance Period. The parties hereto acknowledge and agree that, as of the Effective Date, but only during the Forbearance Period, the Investor Prepayment Premium Waiver and the Maturity Date Partial Waiver shall become effective and shall be irrevocable.

3. Required Prepayments. Effective upon the Effective Date, the Company agrees it is required to pay the Required Prepayments at such times and in such amounts as required hereunder. The Company acknowledges the Company’s willingness to negotiate and enter into this Agreement with the Holder is the sole reason the Holder did not previously deliver an Event of Default Redemption Notice to the Company or exercise any other default remedy pursuant to the Note.

4. Rights; Effective Date. Notwithstanding anything herein to the contrary, nothing herein shall be deemed to limit the rights of the Investor with respect to any amounts outstanding under the Note at any time of determination with respect to any Event of Default other than the Existing Default and, solely during the Forbearance Period, the Agreed Forbearances, or with respect to any right, remedy, election among remedies, or defense not expressly described in the Agreed Forbearances, and all such rights, remedies, elections among remedies, and defenses of the Investor are hereby reserved. This Agreement shall be effective upon the latest of (a) the date of execution of this Agreement by the parties hereto, (b) payment of the Investor Legal Fee by the Company and (c) payment of the first Scheduled Required Prepayment by the Company (the “Effective Date”)

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5. The Investor’s Representations and Warranties. The Investor hereby represents and warrants as follows:

a. It is not under any contractual or other restriction or other obligation which is inconsistent with this Agreement.

b. It has not assigned to any Person any right, claim or cause of action encompassed or arising from matters set forth in this Agreement.

c. It has had a full and fair opportunity to make inquiries about the terms and conditions of this Agreement, to discuss the same and all related matters with its own independent counsel, accountant and tax advisers; and this Agreement has been executed and delivered by it of its own free will and without promises, threats or the exertion of any duress.

d. This Agreement has been duly executed by the Investor and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligations of the Investor enforceable against the Investor in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

6. The Company’s Representations and Warrants. The Company hereby represents and warrants as follows:

a. Each of the Company and each of its Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect (as defined in the Securities Purchase Agreement).

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b. Neither the Company nor any of its Subsidiaries are under any contractual or other restriction or other obligation which is inconsistent with this Agreement and any other related documents. The execution, delivery and performance of this Agreement by the Company and each of its Subsidiaries and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby will not (I) result in a violation of the organizational documents of the Company or any of its Subsidiaries, any share capital of the Company or any of its Subsidiaries, (II) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (III) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market and including all applicable federal laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in the case of clause (II) or (III) above, to the extent that such violations could not reasonably be expected to have a Material Adverse Effect.

c. The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or the Company’s shareholders in connection therewith. This Agreement have been duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

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d. Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with any Governmental Entity (as defined below) other than the necessary consent, filing or registration with any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated hereby. All consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been obtained or effected, and neither the Company nor any of its Subsidiaries are aware of any specific facts or circumstances which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registrations, applications or filings contemplated hereby. “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

e. All disclosure provided to the Investor regarding the Company and its Subsidiaries, their businesses and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company or any of its Subsidiaries is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except the execution of this Forbearance Agreement, no event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed.

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7. No Change To Terms Except As Set Forth. The Company hereby confirms and agrees that, except as set forth in Section 1 above, (i) each of the Transaction Documents is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, and (ii) the execution, delivery and effectiveness of this Agreement shall not operate as an amendment of any right, power or remedy of the Investor under this Agreement or any other Transaction Document, nor constitute an amendment of any provision of any this Agreement or any other Transaction Document.

8. Disclosure. The Company shall issue a disclosure of all material terms of the transactions contemplated hereby and attaching this Agreement, as an exhibit thereto in a Current Report on Form 8-K to be filed with the SEC on or prior to 9:00 AM on the first (1st) Business Day after the date of this Agreement (the “Cleansing 8-K”). After the Company’s filing of the Cleansing 8-K with the SEC, the Investor shall not be in possession of any material, nonpublic information received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents. The Company shall not, and shall cause its officers, directors, employees, affiliates and agents, not to, provide the Investor with any material, nonpublic information regarding the Company from and after the date hereof without the express written consent of the Investor. To the extent that the Company delivers any material, non-public information to the Investor from and after the date hereof without the Investor's express prior written consent, the Company hereby covenants and agrees that the Investor shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent or not to trade on the basis of, such material, non-public information. The Company shall not disclose the name of the Investor in any filing, announcement, release or otherwise, unless such disclosure is required by law or regulation or with Investor or Investor’s counsel’s prior written consent. In addition, effective upon the date hereof, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

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9. Binding. This Agreement shall inure to the benefit of the parties and shall be binding upon each of the parties and their assigns, successors, heirs, and representatives.

10. Authority. Each of the Parties represents and warrants that it has the authority to enter into this Agreement, that the person(s) signing this Agreement on its behalf is authorized to do so and that it has not assigned or otherwise transferred any interest in any claim which is the subject of this Agreement.

11. No Recitals. Each of the Parties agrees and understands that all of the terms of this Agreement are contractual and not merely recitals.

12. Fees and Expenses. Except as expressly set forth below and for a non-accountable amount of $2,000 to be paid by the Company to Kelley Drye & Warren LLP, counsel to the Investor, (the “Investor Legal Fee”) on or prior to the Effective Date, with respect to the drafting and negotiation of this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing, the provisions in this Section 12 shall not govern any expenses incurred after the Forbearance Expiration Date, and any such expenses shall be governed by the Transaction Documents without regard to this Section 12.

13. No Duress. Each of the Parties to this Agreement was represented by counsel and this Agreement was negotiated at arm's length and should not be read against any party. Each of the Parties and their respective counsel acknowledge that they have carefully read and fully understand the provisions of this Agreement, that they have been given a reasonable period of time to consider the terms of this Agreement, and that they enter into this Agreement knowingly and voluntarily and not as a result of any pressure, coercion, or duress and thus no party shall attempt to invoke the rule of construction to the effect that ambiguities, if any, are to be resolved against the drafting party.

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14. Severability. If any of the provisions of this Agreement is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

15. Amendment to Securities Purchase Agreement; Indemnification Rights. Effective as of the Effective Date, the defined term “Transaction Documents” in the Securities Purchase Agreement are hereby automatically amended (such amendment, the “SPA Amendment”) to include this Agreement. For the avoidance of doubt, after giving effect to the SPA Amendment, the Investor shall be entitled to the indemnification rights from the Company as set forth in Section 9(k) of the Securities Purchase Agreement with respect to any breach or other violation of this Agreement and the other Transaction Documents.

16. Choice of Law and Venue. This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York. The Company and the Investor each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and the Investor further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail in accordance with the terms of the Securities Purchase Agreement shall be deemed in every respect effective service of process in any such suit, action or proceeding.

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17. Entire, Final and Binding Agreement. Each of the Parties acknowledges and agrees that this Agreement is the final and binding Agreement between them concerning the matters released. This writing contains the entire Agreement of the Parties and, in entering into this Agreement, each of the Parties acknowledges that it has not relied on any promise, agreement, representation or statement, whether oral or written, that is not expressly set forth in this Agreement.

18. Amendments or Waivers. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by the Parties.

19. Conflicts with First Forbearance Agreement. Notwithstanding anything in the First Forbearance Agreement to the contrary, in the event of any conflict between any term or condition set forth in this Agreement and any term or condition set forth in the First Forbearance Agreement, such term or condition in this Agreement shall govern.

20. Date of Execution. The date of execution of this Agreement shall be the date upon which the last of the Parties signs this Agreement.

21. Counterparts. This Agreement may be signed in counterparts and, if so signed, this Agreement shall have the same force and effect as if signed at the same time. A facsimile or PDF signature shall be deemed to be an original signature for all purposes.

22. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall made in accordance with the terms and conditions of the Securities Purchase Agreement.

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IN WITNESS WHEREOF, expressly intending to be legally bound, the Parties through their duly authorized agents, have executed this Agreement as of the dates set forth below.

COSMOS HOLDINGS INC.		HUDSON BAY MASTER FUND LTD

By:	/s/ Grigorios Siokas	By:	/s/ George Antonopoulos
Name:	Grigorios Siokas	Name:	George Antonopoulos
Title:	CEO, Cosmos Holdings	Title:	Authorized Signatory

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Schedule I
Scheduled Required Prepayments

Date of Required Prepayment	Amount of Required Prepayment*
Effective Date	$63,000
October 16, 2020	$60,000
November 16, 2020	$60,000
December 16, 2020	$60,000
January 16, 2021	$60,000
February 16, 2021	$60,000
March 16, 2021	$60,000
April 16, 2021	$60,000
May 16, 2021	$60,000
June 16, 2021	All amounts outstanding under the Note

*Any other voluntary prepayment or Required Prepayment under this Agreement or the Note shall be applied in reverse order against the foregoing scheduled Required Payments amounts under the Note backwards from June 16, 2021 (assuming, for such purpose, that $607,000 is scheduled to be repaid on June 16, 2021), unless otherwise elected by the Investor to the Company in writing (and then in accordance with such election by the Investor).

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